Exhibit 5.1                                                                          e-mail:
                                                                    rmoses@applebyglobal.com

American Safety Insurance Holdings, Ltd.                                        direct dial:
The Boyle Building, 2nd Floor                                            Tel +1 441 298 3540
31 Queen Street                                                          Fax +1 441 298 3465
Hamilton
Bermuda HM 11                                                                      your ref:

                                                                                appleby ref:
                                                                                     4450.11

Attention:  Randolph L Hutto, General Counsel                                      By E-mail

                                                                              17 August 2007

Dear Sirs

American Safety Insurance Holdings, Ltd (the “Company”) – Form S-8 Registration

We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 in relation to the Company’s 2007 Incentive Stock Plan (the “Plan”) and its issuance of up to 2,000,000 ordinary shares of the Company, US$0.01 par value per share (the “Shares”) under the Plan.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)

the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Company or its Directors or Officers);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Plan or the issue of Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement or Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

(g)

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record (i) the resolutions passed by the Board of Directors of the Company and Shareholders in meetings, as the case may be which were duly convened and at which duly constituted quorums were present and voting throughout, and (ii) that there is no matter affecting the authority of the Directors (in respect of resolutions passed by the Board of Directors) not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2)

All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Shares.

(3)

When issued pursuant to the Resolutions and the terms of the Plan and delivered against payment therefore in the circumstances referred to in the Plan, or summarised in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(4)	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Shares.

Reservations

We have the following reservations:

(a)

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)

In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)

Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d)

Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(e)

We have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinions to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Plan with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act of 1933, as amended.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.

Certified copies of the Certificate of Incorporation, Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-Laws adopted 27 April 2005 of the Company (collectively referred to as “Constitutional Documents”).

2.	A certified copy of the “Foreign Exchange Letter” for the Company dated 27 December 1985

3.	A certified copy of the “Tax Assurance”, dated 2 January 1986 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

4.

A copy of an Officer’s Certificate (the “Certificate”) dated 15 August 2007 and signed by Randolph L Hutto, Secretary of the Company, in relation to (a) the resolutions of the Board of Directors of the Company passed on 22 January 2007 and 7 March 2007, (b) the adoption of the Plan by the Shareholders of the Company at the annual general meeting held on 4 June 2007 (the "Annual Meeting"), and (c) approval by the Shareholders at the Annual Meeting of an increase in the authorized shares of the Company (collectively the “Resolutions”).

5.	A copy of the notification dated 17 August 2007 given to the Bermuda Monetary Authority in relation to the Company.

6.	Certificates of Compliance, dated 17 August 2007

7.	A copy of the Plan.

8.	Registration Statement on Form S-8 and related documents (the “Registration Statement”).